UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2015
FEDERAL HOME LOAN BANK OF DALLAS
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51405	71-6013989
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation or organization)	Number)	Identification No.)

8500 Freeport Parkway South, Suite 600	75063-2547
Irving, TX

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(214) 441-8500
Former name or former address, if changed since last report:
Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 22, 2014, the Board of Directors (“Board”) of the Federal Home Loan Bank of Dallas (“Bank”), acting upon a recommendation from its Compensation and Human Resources Committee (“Committee”), approved the Bank’s 2015 Long- Term Incentive Plan (“2015 LTIP”), subject to the review of the Federal Housing Finance Agency (“FHFA”). On April 1, 2015, the FHFA informed the Bank that it did not object to the 2015 LTIP. The 2015 LTIP is retroactively effective as of January 1, 2015.
The 2015 LTIP provides cash-based award opportunities based on the achievement of performance goals for the period from January 1, 2015 through December 31, 2017 (the “2015-2017 Performance Period”) to employees of the Bank who have been designated by the Board to be participants in the plan. For the 2015 LTIP, the Board has designated as participants, among others, Sanjay Bhasin, Brehan Chapman, Paul Joiner, Tom Lewis, Kalyan Madhavan and Scott Trapani, who are the Bank’s named executive officers identified in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 26, 2015 (the "2014 10-K").
The performance goals under the 2015 LTIP were established by the Board and are based upon growth objectives relating to members' usage of the Bank’s advances and letters of credit (measured as of December 31, 2017) and an earnings objective for the third year of the three-year performance period (i.e., 2017). Each performance goal under the 2015 LTIP has been assigned a specific percentage weight together with a “threshold,” “target” and “stretch” achievement level. For the Bank's executive officers, the percentage achievement for each performance goal can be 0 percent (if the threshold goal is not met), 50 percent (if results are equal to the threshold goal), 100 percent (if results are equal to the target goal) or 150 percent (if results are equal to or greater than the stretch goal). Achievement levels between threshold and target and between target and stretch for each performance goal will be interpolated as determined by the Committee. The results for each performance goal are multiplied by the assigned percentage weight to determine its contribution to the overall 2015 LTIP goal achievement. Awards become vested under the 2015 LTIP only if the performance goals have been met and the awards have received final approval by the Board following the end of the three-year performance period. Awards under the 2015 LTIP are payable no later than March 15, 2018.
For the Bank's executive officers, the potential award payments under the 2015 LTIP can be 50 percent of salary (if the threshold objective is achieved for each of the Bank's performance goals), 100 percent of salary (if the target objective is achieved for each of the Bank's performance goals) or 150 percent of salary (if the stretch objective is achieved for each of the Bank's performance goals). For purposes of the 2015 LTIP, salary means the participant's average base salary during the 2015-2017 Performance Period. Given the number of variables involved in the calculation of the 2015 LTIP awards, the ultimate payouts (other than the maximum payouts) could vary significantly. For instance, the 2015 LTIP awards could be less than 50 percent of salary if the Bank fails to achieve the threshold objective for one or more of its performance goals but achieves the threshold objective for each of its other performance goals. The final 2015 LTIP awards may be modified up or down at the Board’s discretion to account for performance that is not captured in the performance goals.
The awards relating to the Bank's short-term Variable Pay Program (VPP) for 2017 and the 2015 LTIP will be calculated independent of one another. If the 2017 VPP is structured similar to the 2015 VPP (for a description of the 2015 VPP, please refer to Item 11 of the Bank's 2014 10-K), the Bank's President and Chief Executive Officer and its other executive officers could earn VPP incentives up to 60 percent and 43.75 percent, respectively, of their base salaries in 2017 in addition to the incentives that can be earned under the 2015 LTIP. However, under no circumstances can an executive officer earn more than 1.5 times his or her 2017 base salary when the 2017 VPP and 2015 LTIP incentive awards are combined for 2017.
If a participant’s employment is terminated for any reason during the 2015-2017 Performance Period, his or her unvested 2015 LTIP awards will generally be forfeited.
Among other reasons, the Board may exercise its discretion to reduce the amount of the 2015 LTIP awards for one or more participants if during the 2015-2017 Performance Period: (i) operational errors or omissions result in material revisions to the Bank’s financial results, the information submitted to the FHFA, or the data used to determine incentive award amounts; (ii) the submission of information to the Securities and Exchange Commission, the Federal Home Loan Banks Office of Finance, and/or the FHFA has not been provided in a timely manner; (iii) the Bank fails to make sufficient progress, as determined and communicated to the Bank by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings/matters requiring executive management’s attention; or (iv) a participant is determined by the Board to have committed a violation of the Bank's Code of Conduct and Ethics for Employees or similar policy that is sufficiently significant to warrant a reduction or forfeiture of the participant's award. Further, the Board may remove a participant from the 2015 LTIP at any time in its sole discretion.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Dallas
Date: April 7, 2015	By:	/s/ Tom Lewis
Tom Lewis
Senior Vice President and Chief Financial Officer